Exhibit 10.4

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Service Agreement

Corporate Office, Tech IV Plaza, 88 Silva Lane, Middletown, RI 02842

This Service Agreement (this “Agreement”), which includes the attached Service Level Agreement (“SLA”), is entered into this 1st day of March, 2016, between Towerstream I, Inc., a Delaware Corporation, and Towerstream Corporation, a Delaware Corporation (collectively, “Towerstream”) and Time Warner Cable Enterprises LLC, a Delaware Limited Liability Company (“Customer” or “TWC”) (Towerstream and Customer, collectively, the “Parties”). Towerstream will rent the Customer a port, or portion of a port, on its network (the “Towerstream Network”) which will provide the Customer with Internet bandwidth under the following terms and SLA for backhaul services (the “Services”):

Customer Name:	Contact	E-Mail
Time Warner Cable Enterprises LLC	SVP and GM, Broadband Services	mike.roudi@twcable.com
Installation Address:	Billing Address (if different from Installation Address)
XXXXXXXXXXXXXXXXXX	2551 Dulles View Drive Herndon, VA 20171
Phone	Fax	Billing Contact	Account Executive
Robert Cerbone robert.cerbone@twcable.com
Internet Bandwith	Monthly Service Fees	Equipment Install Fee	Offer Expires	Term	Payment Type
100 Mbps	XXXXXXX	XXXX	36 Months

Start Date/Term. The initial term shall be as set forth above (the “Initial Term”). At its election, Customer may extend the Initial Term, under the same terms and conditions, for up to two successive one-year extension options (each an “Extension Term”) by providing Towerstream with not less than 30 days written notice prior to the end of the Initial Term or Extension Term, as applicable (the Initial Term, plus any Extension Term(s), collectively the “Term”). The Term is subject to early termination as set forth below. The start date is the date the Towerstream Equipment (as defined in the SLA) is operational at the Customer Demarcation (as defined in the SLA) point, marking initiation of the Term. Towerstream agrees that the Towerstream Equipment will be operational at the Customer Demarcation on March 1, 2016.

Payment. The monthly service fees are set forth above (the “Service Fees”). Service Fees shall be paid monthly in advance and shall be payable on the 1st day of each month (the “Due Date”) and all other payments will be prorated. Towerstream shall provide past due notices to Customer’s billing contact when account is 10 and 20 days past due. If Customer's account is still past due after 28 days, the main contact listed on the account will be contacted via email and overnight mailing in an effort to remedy past due rent. In the event of non- payment continuing 30 days from the Due Date, Towerstream reserves the right to declare Customer in default.

Indemnification. Towerstream will indemnify, defend and hold harmless TWC, its affiliates, and its and their officers, directors, employees and agents, from and against any and all third party claims (and any losses or other liabilities arising therefrom (including reasonable attorneys’ fees)) of personal injury or death, or damage to tangible property, arising from the Services or the performance by Towerstream of its obligations under this Agreement.

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Limitation of Liability. EXCEPT WITH RESPECT TO TOWERSTREAM’S INDEMNIFICATION OBLIGATIONS OR INTENTIONAL BREACH OF THE CONFIDENTIALITY AND DATA PRIVACY PROVISIONS ATTACHED AS ATTACHMENT 2, IN NO EVENT WILL ANY PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY LOSS OF PROFITS, OR FOR ANY SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, WHETHER OR NOT FORESEEABLE, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Insurance. Towerstream shall provide and maintain at its sole cost and expense during the Term of this Agreement the insurance coverage described on Attachment 1.

Confidentiality and Data Privacy. The confidentiality and data privacy provisions attached hereto as Attachment 2 are incorporated in this Agreement by reference.

Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to any choice or conflicts of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.  In the event that the Parties have a dispute, controversy or claim relating to this Agreement, any agreements or activities described in this Agreement (the “Dispute”), the Parties will first attempt in good faith to resolve the Dispute promptly by informed discussions.  Any legal action brought under or in connection with the subject matter of this Agreement shall be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, City of New York.  Each of the Parties irrevocably submits to the exclusive jurisdiction of these courts.  Each of the Parties waives, to the fullest extent permitted by Law, the defenses of lack of personal jurisdiction, inconvenient forum, and improper venue to the maintenance of any such action or proceeding.  EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LITIGATION RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Assignment. No Party may transfer or assign this Agreement (including by operation of law, which shall be deemed to be an assignment), or any of such Party’s rights or obligations herein, in whole or in part, without the prior written consent of the other Party; provided that Customer may transfer or assign all of its rights and obligations under this Agreement without such consent to (i) any Customer affiliate or any entity that, immediately prior to the applicable transaction(s) controls, is controlled by, or is under common control with Customer, or (ii) any successor entity pursuant to a merger, acquisition, spin-off, other corporate reorganization, a change of control, or the sale of substantially all assets of Customer.  If Towerstream proposes to sell or otherwise transfer the assets utilized to provide the Services, it shall make the sale or transfer contingent upon assumption by the purchaser or assignee of all of the obligations of Towerstream under this Agreement.  Any attempted transfer or assignment in violation of this provision is null and void.  Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon the Parties and their permitted successors and assigns.

Termination. (A) Customer may terminate this Agreement, as to any or all sites, for any reason without liability upon 60 days written notice to Towerstream. Service Fees will be due up to and including the date of termination. (B) Termination by Customer is permitted, as to any or all sites, without liability in the case where the connection is out of service for a period of 4 (four) consecutive business days from Ticket Open (as defined in the SLA). Service Fees will be due up to and including the Ticket Open date. (C) Customer may also terminate this Agreement, as to any or all sites, without liability if Towerstream is in default of its obligations under this Agreement or the SLA for a period of 30 days after Customer has notified Towerstream in writing of such default. (D) All other termination by Customer requires a payment of a termination charge equal to the remainder of months in the term times the monthly Service Fees, due and payable in full upon termination of Service.

Notices. Any notices, demand or request required or permitted to be given under this Agreement shall be in writing and shall be addressed to the following addresses or to such other address as any Party may request:

If to Towerstream:	Towerstream Corporation 88 Silva Lane Middletown, Rhode Island 02842 Attention: Arthur Giftakis, Chief Operating Officer

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with a copy to:	Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Attention: Harvey Kesner, Esq.
If to Customer:	Time Warner Cable 2551 Dulles View Drive Herndon, Virginia 20171 Attention: SVP & GM, Broadband Services

with a copy to:	Time Warner Cable 60 Columbus Circle New York, New York 10023 Attention: General Counsel

Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or (c) on the date of a signed receipt if sent by an overnight delivery service.

Entire Agreement. This Agreement, and the Asset Purchase Agreement entered into concurrently herewith, supersede any and all prior agreements, arrangements and understanding relating to the matters provided for in this Agreement. This Agreement may not be amended or waived, and no consent required under this Agreement will be deemed to be given, except pursuant to a writing signed by the Party against whom enforcement of any amendment, waiver or consent is sought.

AGREED:

Towerstream I, Inc.	Towerstream Corporation
/s/ Philip Urso	/s/ Philip Urso
(Signature)	(Signature)
Title: Sole Officer Date: March 9, 2016 Time Warner Cable Enterprises LLC /s/ Peter Stern Peter Stern Executive Vice President Date: March 9, 2016	Title: Interim CEO Date: March 9, 2016

Contact Towerstream www.towerstream.com

sales@towerstream.com (866)-848-5848

ClientSupport@towerstream.com (800)-306-6993

Billing@towerstream.com (401)-848-5848, extension 740

Corporate Office, Tech IV Plaza, 88 Silva Lane, Middletown, RI 02842

Main Number: (401)-848-5848, FAX: (866) – 762-2250

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Towerstream Service Level Agreement (“SLA”)

Technical Support. Towerstream supports and monitors the Services, up to the Customer Demarcation, 24 hours per day. Towerstream Technical Support is available toll-free 24 hours per day. A Customer Ticket is opened when Towerstream monitors a Customer service issue or Customer reports trouble to Towerstream Tech Support (“Ticket Open”).

Scheduled Maintenance. Towerstream shall use its reasonable best efforts to provide Customer with at least 10 days’ prior notice of any scheduled maintenance and a description of the planned maintenance actions to Customer’s Network Operations Center (NOC) via email (preferred) at Customer.Maintenance.Notifications@Customerable.com, or via phone 877-777-2263 (select option 1, 1). Towerstream shall only conduct scheduled maintenance of the Towerstream Network on any day between the hours of 12:01 AM to 6:00 AM (local time) (the “Maintenance Window”), although there may be instances where emergency network maintenance is required to be performed outside the Maintenance Window.

Equipment/Installation. “Towerstream Equipment” is defined as antennae, radios, and possible router for any combination of 802.16, WiMax and WiFi Transceivers/Access Points. This is a key consideration of this Agreement. The Towerstream Equipment will be provided free of charge. Customer agrees not to intentionally damage any of the Towerstream Equipment and to promptly notify Towerstream if any Towerstream Equipment is accidentally damaged by Customer. Standard Installation includes non-penetrating sled or J-bar antenna mounts, up to 250 feet of necessary cables weather- sealed and run from the antennae to the Customer Demarcation, service turn-up and testing. Towerstream owns all Towerstream Equipment that it supplies to the Customer. If Service is discontinued for any reason, Towerstream has the right to remove any or all of the Towerstream Equipment in a workmanlike manner upon 10 days advance notice. “Customer Demarcation” is defined as the location where Customer plugs into the Towerstream Equipment and is generally located in the Customer equipment room. Towerstream will have use of existing AC power.

Service Level Guaranty

Towerstream shall operate and maintain the Towerstream Network in accordance with the following service level requirements.

1.	Minimum Bandwidth. Towerstream shall provide a minimum, dedicated bandwidth of 100 Mbps (the “Bandwidth Standard”).

2.

Network Uptime. Towerstream will maintain a Towerstream Network uptime (the “Network Uptime”) of at least 99.99% (“Network Uptime Standard”), calculated on a monthly basis, excluding downtime due to Force Majeure Events (up to a cap of twenty four (24) hours in the aggregate in a given month, except that the cap shall not apply to the extent the Force Majeure Event consists of acts of God, hurricanes or acts of nature causing widespread destruction) or scheduled maintenance during the Maintenance Window (“Excluded Downtime”). Network Uptime is based upon the percentage that each Customer Demarcation, monitored in real time, is “Up” (as defined below) each calendar month. A Customer Demarcation is “Up” when it is providing full end-to-end functionality, including access to the Internet at the Bandwidth Standard. A Customer Demarcation will not be Up (i.e., it will be “Down”) when it is not providing such full functionality. A determination that a Customer Demarcation is Down may be made by, among other things, (i) Customer’s or Towerstream’s direct monitoring of the Towerstream Network, (ii) an email alert or SNMP trap from Towerstream’s monitoring system, or (iii) a communication between the Customer’s NOC and Towerstream’s. Once Down, a Customer Demarcation will be considered Up only when Customer confirms that the issue causing such Customer Demarcation to be Down has been resolved and that such Customer Demarcation is Up again.

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For purposes of this SLA, “Force Majeure Event” is an event beyond a party’s reasonable control, including without limitation acts or omissions of government or military authority, acts of God, transportation delays, fires, floods, riots or wars, terrorism, tornadoes, earthquakes, or hurricanes or any other event outside such party’s reasonable control.

The Network Uptime will be calculated using the following formula: [(Total number of Customer Demarcations are in operation during the calendar month) * (Total number of minutes in the calendar month) – (Total minutes Customer Demarcations are Down in a calendar month - Excluded Downtime)] / [(Total number of Customer Demarcations in operation during the calendar month) * (Total number of minutes in the calendar month)] * 100.

For example, assume that:

●	There are 30 days in the month, 43,200 total minutes
●	There are 1,500 Customer Demarcations in operation during the calendar month,
●	Customer Demarcation are down a total of 15,000 minutes, including 5,000 minutes of Excluded Downtime

In this example the Network Uptime would be 99.846% and would not meet the Network Uptime Standard.

If Towerstream fails to meet the Network Uptime Standard for any month during the Term, then Towerstream shall provide Customer with a fee credit for the failed Customer Demarcation (“Uptime Failure Credit”) that is equal to the applicable percentage of the total Service Fees for the month in which the Network Uptime Standard occurred, as indicated in the table below based on the severity of the failure to meet the Network Uptime Standard:

Actual Network Uptime	% of Total Service Fees
<99.99% and >99.9%	5%
<99.9% and >99.5%	10%
<99.5% and >99.0%	20%
Below 99.0%	30%

3.

Latency. Towerstream will maintain an average latency of less than 25 milliseconds measured during peak daily traffic times (“Latency Standard”), calculated on a monthly basis. Latency is defined as the average roundtrip network delay, measured every 5 minutes during a calendar month, to adequately determine a consistent average monthly performance level for latency for each Customer Demarcation. The roundtrip delay is expressed in milliseconds (ms). Towerstream will measure latency using a standard 64 ping to each Customer Demarcation from a monitoring server connected at the core router at the peering point with Customer.

The average latency for all Customer Demarcations is calculated as the sum of the roundtrip delay measurements for all locations in operation during a calendar month divided by the total number of measurements for all Customer Demarcations. If Towerstream fails to meet the Latency Standard in any calendar month, then Towerstream shall provide Customer with a fee credit on Customer’s next monthly invoice of 10% of the total Service Fees (“Latency Credit”).

4.

Packet Loss. Towerstream will monitor packet loss for all Customer Demarcations on an ongoing basis and maintain a monthly packet loss of no greater than 1% per location per day (“Packet Loss Standard”). Packet loss is measured every 5 minutes during a calendar month, to adequately determine a consistent average monthly performance level for packet loss for each available. Packet loss per Customer Demarcation is calculated as 100% less the percentage of packets that are lost in a day. The percentage calculation is based on packets that are sent to a Customer Demarcation during the latency ping and lost during the process. For monitoring purposes, Towerstream will also calculate a monthly average packet loss across all Customer Demarcations.

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If the daily packet loss at a Customer Demarcation is less than the Packet Loss Standard for any day during the Term, then Towerstream shall provide Customer with a fee credit on Customer’s next monthly invoice that is equal to the prorated charges of one day of the monthly Service Fee for each Customer Demarcation not achieving the Packet Loss Standard (“Packet Loss Credit”).

5.

Restoration of Outages. Towerstream shall respond to and restore service following any outages excluding Excluded Downtime (an “Unplanned Outage”) in the timeframes set forth below. A “Major Outage” is any Unplanned Outage that impacts at least 5% of the locations. A “Minor Outage” is any Unplanned Outage that impacts less than 5% of the Customer Demarcations. All response and restore times are calculated from the locations are time the Customer Demarcations are Down.

	Major Outage	Minor Outage
Response Time	30 minutes	30 minutes
Restore Time	10 hours	24 hours

If Towerstream fails to meet the Response Time Standard, then the parties shall meet to discuss monitoring and notification procedures and cooperate in good faith to ensure that Customer is notified of and Towerstream promptly and properly responds to any Unplanned Outages. If Towerstream fails to meet the Response Time standard set forth above five times in any calendar month, then Towerstream shall provide Customer with a fee credit on Customer’s next monthly invoice of 5% of the total Service Fees (“Response Time Credit”).

If Towerstream fails to meet the Restore Time standard set forth above for 100% of the Customer Demarcations affected by an Unplanned Outage, then Towerstream shall provide Customer with a fee credit (“Restore Time Credit”) on Customer’s next monthly invoice that is equal to the applicable percentage of the total Service Fees for the month in which the Unplanned Outage occurred as indicated in the tables below based on the severity of the failure to meet the Restore Time standard:

Actual Restore Time of 100% of Customer Demarcations after Major Outage	% of Total Service Fees
> 10 hours ≤ 16 hours	10%
> 16 hours ≤ 24 hours	25%
> 24 hours	50%

Actual Restore Time of 100% of Customer Demarcations after Minor Outage	% of Total Service Fees
> 24 hours ≤ 32 hours	10%
> 32 hours ≤ 48 hours	20%
> 48 hours	30%

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6.

Service Level Credits. At Customer’s option, any Uptime Failure Credit, Latency Credit, Packet Loss Credit, Response Time Credit, or Restore Time Credit (collectively, “Credits”) owed may be used by Customer toward any amounts then or thereafter owing to Towerstream. The amount of any Credits owed by Towerstream shall be shown on Towerstream’s invoice for Service Fees for the month in which the applicable failure occurred. Upon the termination or expiration of this Agreement, any unused Credits shall be applied to any outstanding amounts owed to Towerstream by Customer. If no pending amounts are owed, then Credits shall be paid to Customer by Towerstream by check or ACH or wire transfer no later than thirty (30) days after such expiration or termination. In no event shall the aggregate Credits for any month exceed the total Service Fees for the month.

7.

Most Favored Customer.  If during the Term, Towerstream or its affiliates makes available to any other Customer SLA terms, including, without limitation, minimum bandwidth commitments, network uptime standards, latency standards, packet loss standards, response or restore time standards, or any credits related thereto, that are more favorable, then Towerstream shall notify Customer within ten (10) business days of such more favorable terms and the SLA shall be modified to reflect such more favorable terms, effective as of the immediately following calendar month.  In furtherance of this obligation, upon Customer’s request, not to be made more than once per calendar quarter, the Chief Financial Officer of Towerstream shall submit a written certification to Customer stating whether or not it is in compliance with this paragraph and describing in reasonable detail any incidences of non-compliance.

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Attachment 1

Insurance Requirements

The following required minimum coverages and limits may be met by a combination of the primary policy with a follow-form Excess Umbrella Liability Policy.

1.	Commercial General Liability Coverage

Coverages: Premises & Operations, Broad Form or Blanket Contractual Liability, Independent Contractors Liability, Products/Completed Operations, Personal Injury and Broad Form Property Damage

Minimum Limits:
Each Occurrence (BI/PD)		$1,000,000
General Aggregate		$1,000,000
Products/Completed Operations	Agg.	$1,000,000
Medical Expenses (any one person)		$5,000

▪	Customer must be named as an Additional Insured - Use ISO Endorsement CG 2010 or CG 2026 (or equivalent) for ongoing operations
▪	Policy must provide completed operations coverage to CUSTOMER until the completion and acceptance of the work performed by Towerstream.

2.	Business Automobile Liability Coverage

Coverages: Any Auto Coverage or all owned and leased vehicles. Blanket Contractual Coverage.

Minimum Limits:
Each Accident	$1,000,000	Combined single limit for bodily
General Aggregate	$1,000,000	injury & property damage

3.	Workers’ Compensation Insurance

Coverages and Minimum Limits:
Part I Workers’ Compensation	Statutory Limits
Part II Employer’s Liability
Bodily Injury by Accident	$1,000,000
Bodily Injury by Disease (Each Employee)	$1,000,000
Disease Policy Limit	$1,000,000

4.	Excess Umbrella Liability Policy (Follow-Form)

Per Occurrence	Amount must be such that when added to the primary policy coverage, limits are equal to $1,000,000.
General Aggregate	$$1,000,000

5.	Errors and Omissions (E&O) Insurance

Coverages and Minimum Limits:
Professional Liability/E&O	$$1,000,000

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6.	Insurance - General Conditions

a)	The certificate holder shall be:

Time Warner Cable Enterprises LLC, its subsidiaries and affiliated companies 7800 Crescent Executive Drive Charlotte, NC 28217 Attn: Risk Management

b)	The certificate must be provided on the industry standard “ACORD” form (or equivalent) upon contract execution and within 10 days of policy renewal.

c)	Insurance carriers must have an A.M. Best rating of at least A- .

d)

Townerstream will name as an Additional Insured, by policy endorsement, “Time Warner Cable Enterprises LLC, its subsidiaries, affiliated companies, directors, officers, employees and agents”. To meet this obligation, Towerstream must provide Customer with:

■

Certificate of Insurance in accordance with the insurance provisions of the contract and these insurance requirements. The following shall be included in the “Description of Operations” section of the certificate:

TIME WARNER CABLE ENTERPRISES LLC, ITS SUBSIDIARIES, AFFILIATED COMPANIES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS ARE NAMED AS ADDITIONAL INSURED AS THEIR INTEREST MAY APPEAR (ATIMA) BY POLICY ENDORSEMENT [CG 2026 OR CG 2010 (2001 VERSION) AND CG 2037 OR EQUIVALENT].

■	Additional Insured Endorsement for ongoing operations ISO CG 2010 or CG 2026 (or equivalent)
■	Additional Insured Endorsement for completed operations ISO CG 2037 (or equivalent)

e)

All certificates and insurance policies will contain a statement that said policy is primary coverage to Time Warner Cable Enterprises LLC, its subsidiaries, affiliated companies, directors, officers, employees and agents; and that any coverage maintained by Customer is excess and non-contributory for claims or losses resulting from the negligence of Towerstream. The following shall be included in the “Description of Operations” section of the certificate: COVERAGE IS PRIMARY AND NON-CONTRIBUTORY FOR CLAIMS OR LOSSES RESULTING FROM THE NEGLIGENCE OF THE INSURED.

f)

All certificates and insurance policies shall include a Waiver of Subrogation in favor of Time Warner Cable Enterprises LLC, its subsidiaries, affiliated companies, directors, officers, employees and agents for claims or losses resulting from Towerstream’s negligence. The following shall be included in the “Description of Operations” section of the certificate: WAIVER OF SUBROGATION APPLIES IN FAVOR OF CUSTOMER.

g)	Towerstream will provide Customer at least thirty (30) days’ prior written notice of any policy cancellation or modification.

h)

Any Excess Umbrella Liability policies will be “follow form” and cover in the same manner as the Commercial General Liability policy, Commercial Automobile Liability policy, and Employer’s Liability policy, and will not contain any additional exclusions or limitations of those said policies.

i)

The cost of any deductible amounts or self-insured retentions contained in any of the insurance policies is to be borne by Towerstream without any increase or adjustment to the applicable contract amount.

j)

The required minimum limits of insurance coverage are subject to increase by Customer at any time if Customer deems it necessary for adequate protection. Within 30 days of demand for such increased coverage, Towerstream will deliver to Customer evidence of such increased coverage in the form of an endorsement or revised certificate of insurance.

k)	The minimum limits of insurance coverage required by these insurance provisions will in no way limit or diminish Towerstream’s liability.

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l)

If Customer, its subsidiaries, affiliated companies, directors, officers, employees and agents suffer or incur any damages not covered by the insurance requirements as provided within or arising from Towerstream’s negligent acts, failure to act, or omissions in the performance of any of the terms and conditions of any agreement, Customer, its subsidiaries, affiliated companies, directors, officers, employees and agents will be entitled to recover such damages from Towerstream.

m)	All of the above conditions will also apply to any subcontracted operations.

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Attachment 2
Confidentiality Obligations

(a)     All information furnished by the disclosing Party to the receiving Party, whether orally, by means of written material, or by use of the Towerstream Network that is marked as confidential or proprietary at the time of disclosure, or otherwise would be understood by a reasonable person to be confidential given the nature of the information and the circumstances surrounding the disclosure (the “Proprietary Information”), including without limitation the existence and terms of this Agreement, and any and all information that comprises Personal Information (as defined below) or Usage Data (defined below) related to any TWC customer, end-user, or subscriber (collectively, “Subscribers”): (a) shall be deemed proprietary and shall be held by the receiving Party in strict confidence to the same extent and with at least the same security as the receiving Party protects its own confidential or proprietary information; (b) without the prior permission of the disclosing Party, shall not be disclosed or revealed or shared with any other person except those employees, agents, or contractors who have a need to know, who are necessary for and directly involved in such Party’s performance of its obligations under this Agreement, and, in the case of third party contractors and agents, who are bound in writing by confidentiality obligations substantially similar to and, in any case, no less restrictive than those set forth herein; and (c) may only be used for purposes of, and in connection with, the performance of the receiving Party’s obligations or exercise of the receiving Party’s rights under this Agreement.

(b)     Proprietary Information does not include information or materials that the receiving Party can demonstrate (i) becomes during or after the Term of this Agreement, through no act or failure to act or violation of this Agreement on the part of the receiving Party, generally known or available to the public, (ii) was known or possessed by the receiving Party on a non-confidential basis before its receipt from the disclosing Party, (iii) is rightfully obtained by the receiving Party from a third party, without breach of any obligation to the disclosing Party, or (iv) is independently developed by the receiving Party, without use of or reference to the Proprietary Information, by persons who had no access to the Proprietary Information. For clarity, the preceding exclusions above shall not apply with respect to any Personal Information and Usage Data in the form acquired from TWC, which shall always be and remain TWC’s Proprietary Information.

(c)     For purposes of this Agreement, the term “Personal Information” means any information or data that identifies an individual or from which an individual may be identified that is provided or made available to Towerstream, or accessed, received, controlled, stored, processed, transmitted, maintained, or possessed by Towerstream, in connection with the provision of the Towerstream Network, including, without limitation, an individual’s name, address, telephone number, driver’s license, identification card or passport numbers, personal identification codes or numbers, electronic mail names or addresses, account numbers, and all “personal information,” “nonpublic personal information,” and other similar information, however described, as defined under applicable law. In connection with the operation of Towerstream Network, Towerstream may obtain access to certain Personal Information (orally, in writing, or in any other form or media) relating to Subscribers, potential subscribers, employees, or independent contractors of TWC or any TWC affiliate. Towerstream shall use its best efforts to protect the confidentiality and security of all Personal Information. Towerstream acknowledges and agrees that all Personal Information is, as between the Parties, the sole property of TWC, shall be considered Proprietary Information hereunder and shall be treated with the highest degree of confidentiality by Towerstream. Towerstream shall use Personal Information solely in connection with the performance of its obligations under this Agreement and shall not use any Personal Information for the purpose of soliciting, or to permit any others to solicit, individuals to subscribe to any other services or promote the sale of any product. Towerstream shall not, under any circumstances directly or indirectly reveal any Personal Information to any third party for any reason without the prior written consent of TWC, which TWC may withhold in its sole and absolute discretion.

(d)     To the extent that Towerstream has access to or collects any Usage Data (as defined below), it does so solely on behalf of TWC pursuant to TWC’s obligations hereunder and shall maintain the confidentiality of such data and shall treat it in accordance with TWC’s privacy policies (as posted to TWC’s website from time to time) and applicable law. Towerstream shall not use Usage Data for any purpose not in compliance with its obligations under this Agreement and shall not disclose such data, whether in aggregate or individual form, to any third party. Towerstream shall not collect or maintain such Usage Data except to the extent necessary to perform its obligations under this Agreement and shall not, directly or indirectly, contact any Subscribers in connection with this Agreement. For purposes of this Agreement, “Usage Data” shall include any and all usage data, activity data or other information collected from or about or otherwise regarding TWC’s Subscribers whether in individual or aggregate form. Such Usage Data shall be treated as TWC’s Proprietary Information and is and shall remain TWC’s property.

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A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

(e)     Towerstream represents, warrants, and covenants to TWC that it has or will develop and implement and shall maintain during the Term of this Agreement a comprehensive information security program that includes administrative, technical, and physical safeguards and controls sufficient to: (i) ensure the security and confidentiality of Personal Information; (ii) protect against anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to, or disclosure or use of, all Personal Information that Towerstream accesses, receives, stores, processes, transmits, maintains, or possesses (collectively, “Security”). Towerstream shall document its Security and all safeguards, procedures, and controls and keep them current in light of changes in relevant technology. Such Security shall include, but not be limited to, the following:

i.     Towerstream has developed and implemented and shall maintain appropriate security measures regarding physical and electronic access to Personal Information, which measures shall include: (a) physical access controls and access controls on information systems, including secure user authentication protocols, secure access control methods, firewall protection, and malware protection, (b) encryption of electronic information, including in transit and in storage on systems or networks, in each case where appropriate or required by applicable laws, including Massachusetts M.G.L. c. 93H and 201 CMR §§ 17.00-17.05; (c) employee background checks for individuals with responsibilities for or access to Personal Information; (d) measures to protect against destruction, loss, or damage to Personal Information due to potential environmental hazards, such as fire and water damage or technological failures; and (e) training to implement the information security measures.

ii.     Towerstream shall authorize only those systems administrators or other technical staff who are necessary for and directly involved in Towerstream’s performance of its obligations under this Agreement, to have access to the Personal Information (whether physically or through computer system access) and solely on a “need to know” basis (collectively, “Authorized Persons”). Towerstream shall not authorize anyone other than Authorized Persons to have access to the Personal Information at any time. To the extent Personal Information is stored electronically in connection with this Agreement on any information processing system, such system will have password-controlled access, and each Authorized Person will have a unique user ID and associated password. Each such password will be randomly selected, non-obvious and nontrivial. Logon passwords will be changed at least every (90) days. Displaying and printing of passwords will be either inhibited or marked. In furtherance, and not in limitation of, the foregoing, Towerstream shall comply with all rules, regulations, and requirements governing access to TWC’s systems and facilities, including, without limitation, completion of TWC’s security questionnaire.

iii.     Towerstream shall employ assessment, monitoring, and auditing procedures to ensure internal compliance with these requirements and safeguards and shall conduct an assessment of these safeguards at least annually. Upon request, Towerstream shall provide a report on material deficiencies identified as the results of this assessment, including any discrepancies, failures, weaknesses, or vulnerabilities of or in the safeguards or Security to TWC.

(f)     Towerstream shall comply with all laws, rules, and regulations applicable to Towerstream for the handling of personally identifiable information that are now in effect or hereafter promulgated which are applicable to the operation of Hot Spots or APs, provision of the WiFi Service, and the performance of other obligations under this Agreement or any Personal Information that Towerstream controls, accesses, receives, stores, processes, transmits, maintains, or possesses. Without limiting the foregoing, Towerstream acknowledges and agrees that Personal Information relating to subscribers or potential subscribers of TWC or any TWC affiliate may be subject to the subscriber privacy protections set forth in Section 631 of the Cable Communications Policy Act of 1984, as amended (47 U.S.C. Section 551) and, Towerstream shall comply with the requirements thereof.

[x] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO

A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

(g)     Towerstream shall as soon as reasonably practical after discovery thereof, and subject to any reasonable restrictions placed on such Party by any law enforcement agency in the process of conducting an investigation relating thereto (“Law Enforcement Restrictions”), report to TWC any unauthorized access to or disclosure of Personal Information (“Security Incident”) including the full details of such Security Incident and take all measures as may be reasonably necessary to prevent any further Security Incident. Towerstream shall cooperate with TWC in any reasonable action or proceeding as may be deemed necessary as the result of such Security Incident.

(h)     All Proprietary Information provided or made available to the receiving Party by the disclosing Party shall be and at all times remain the exclusive property of the disclosing Party. All such information and any copies thereof shall be promptly returned upon request of any designated representative of the disclosing Party, and in any event shall be returned, or certified as deleted or destroyed, by the receiving Party within thirty (30) days of notice of termination of this Agreement.

If the receiving Party should receive any legal request or process in any form seeking disclosure of, or if the receiving Party should be advised by counsel of any obligation to disclose, Proprietary Information, the receiving Party shall promptly notify the other Party prior to the disclosure so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section. If such protective order or other remedy is not obtained, or the other party waives compliance with the provisions hereof, the disclosing Party agrees to furnish only such information that it is legally required to furnish and, at the request of the other Party, to use reasonable efforts to obtain assurance that confidential treatment will be accorded such information, it being the understanding that such reasonable efforts shall be at the cost and expense of the Party whose information has been sought.

In the event of breach of any of the provisions of this article by the receiving Party, the disclosing Party shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available at law or equity.

[x] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO

A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

Schedule A

Installation Locations

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